Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Announces Contribution of The Point at Clark

to Joint Venture with PGGM

OAK BROOK, IL (September 2, 2010) – Inland Real Estate Corporation (NYSE: IRC) today announced the  contribution of The Point at Clark retail center, located in Chicago, Illinois, to its joint venture with PGGM, a leading Dutch pension fund administrator and asset manager.   The Company purchased the 95,455-square-foot, multi-level center on June 23, 2010 for approximately $28.8 million with the expectation that the property would be the first new acquisition for the PGGM joint venture.  IRC contributed the property to the joint venture on August 31, 2010 at a price equivalent to the initial acquisition price.  Simultaneously, the joint venture closed on a first mortgage loan in the amount of $14.3 million secured by the property.

Under the terms of the joint venture agreement, IRC holds a 55 percent equity ownership interest and PGGM holds a

45 percent interest in the venture.  Accordingly, in conjunction with IRC’s purchase of The Point at Clark, PGGM contributed approximately $6.5 million, or 45 percent of the equity required to close. IRC’s equity contribution for the property was approximately $8.0 million, or 55 percent of the required equity.  The Company utilized proceeds from its initial property contributions to the PGGM joint venture to fund its equity contribution.   As managing partner of the venture, IRC will earn fees for asset management, property management, leasing and other services provided to the venture.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 142 open-air neighborhood, community, power, and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation is available at www.inlandrealestate.com.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors listed and described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by our Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; our ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by our joint venture partners, including development partners; and other factors that could affect our ability to qualify as a real estate investment trust.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.